                                                       EXHIBIT 99

FOR IMMEDIATE RELEASE           Contact:    Peter F. Loscocco
   Director, Public Affairs
                                    614-225-4127
                                       loscoccopf@bordenchem.com

Borden Chemical To Offer Senior Secured Notes

COLUMBUS, Ohio (July 23, 2004) – Borden Chemical, Inc. today announced the intent of Borden U.S. Finance Corp. and Borden Nova Scotia Finance, ULC, its wholly owned finance subsidiaries, to offer through a private placement an aggregate of $475 million of Second-Priority Senior Secured Floating Rate Notes Due 2010 and Second-Priority Senior Secured Notes Due 2014 (collectively, the “Senior Secured Notes”), subject to market conditions.

The Senior Secured Notes will be guaranteed by Borden Chemical and certain of its domestic subsidiaries. The Senior Secured Notes and the related guarantees will be senior obligations secured by a second-priority lien, subject to certain exceptions and permitted liens, on certain of Borden Chemical’s and its subsidiaries’ existing and future assets. The Floating Rate Notes will have a six-year maturity with interest payable in cash. The Fixed Rate Notes will have a ten-year maturity with interest payable in cash. The Senior Secured Notes will be offered within the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, and, outside the United States, only to non-U.S. investors in reliance on Regulation S.

Borden Chemical stated that it intends to use the net proceeds of the offering to (i) pay a majority of the cash portion of the purchase price for the acquisition by BHI Investment, LLC, an affiliate of Apollo Management, L.P., of all of the outstanding capital stock of Borden Holdings, Inc., the parent company of Borden Chemical, (ii) repay certain of its existing debt and (iii) pay related transaction fees and expenses.

The Senior Secured Notes to be offered have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy such Senior Secured Notes and is issued pursuant to Rule 135c under the Securities Act of 1933.

About Borden Chemical:
Borden Chemical produces binding and bonding resins, performance adhesives, UV-curable coatings and the building-block chemical formaldehyde for various wood and industrial markets through its network of 48 manufacturing facilities in 9 countries. In 2003, the company had annual sales of $1.4 billion and net income of $23 million. Based in Columbus, Ohio, the company has 2,400 employees worldwide.

Forward Looking Statements:
Statements contained in this press release may not be based on historical facts and are "forward-looking statements" under the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties that may affect the company's operations, markets, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. There is no assurance that the company's expectations will be realized. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

##